EXHIBIT 10.4

BOARD DESIGNATION SIDE LETTER AGREEMENT

This Board Designation Side Letter Agreement (this “Agreement”) is made as of July 21, 2025, by and between SAB Biotherapeutics, Inc. (the “Company”) and RA Capital Healthcare Fund, L.P. (the “Investor” and together with the Company, the “Parties” and each individually, a “Party”).

Reference is hereby made to that certain Securities Purchase Agreement, dated as of the date hereof by and among the Company, the Investor and other purchasers party thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Investor is purchasing the Securities set forth opposite the Investor’s name on Exhibit A of the Purchase Agreement. To induce Investor to execute the Purchase Agreement and purchase such Securities pursuant to the Purchase Agreement, the Company has agreed to execute this Agreement to provide the Investor the right to designate up to two directors who will be appointed to the Company’s Board of Directors (the “Board”) and to have the Board consider in good faith whether to appoint one of the Investor’s Designees (as defined below) as Chair of the Board.

Accordingly, the Company and Investor hereby agree as follows:

1.
Subject to the terms and conditions of this Agreement and during the RA Director Designation Period (as defined below), the Investor shall have the right to require the Company to nominate and use its reasonable best efforts (subject to applicable Law and the exercise of the fiduciary duties of the Board) to have up to two (2) individuals with industry experience designated by the Investor, in each case, who is reasonably acceptable to the Company (the “Designees”) (such acceptance not to be unreasonably withheld) and who shall at all times satisfy the independence criteria of the U.S. Securities and Exchange Commission and Nasdaq, as applicable, elected to the Board. Following the Closing Date and once identified by the Investor, the Company agrees to appoint such Designees to the Board as soon as practicable by taking all necessary action by the Company or its Board to effect such appointment(s). In the event the Company determines any Designee is not acceptable (such determination not to be unreasonably made), it shall promptly inform the Investor of such determination and the basis for such determination.
2.
After a Designee is elected to the Board and during the RA Director Designation Period, the Company shall, subject to applicable Law and the exercise of the fiduciary duties of the Board, use its reasonable best efforts to nominate for re-election and include in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any meeting of Company stockholders to elect the class of directors that includes a Designee the recommendation of the Board that stockholders of the Company vote in favor of the applicable Designee. The Company shall use substantially the same level of effort and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders to cause the Designees to be elected or re-elected, as the case may be. In the event any Designee is not elected or re-elected, as the case may be, by stockholders of the Company or ceases to serve as a director (whether due to death, resignation or otherwise) during the RA Director Designation Period, the Investor may designate on each such occasion a substitute Designee and the same Company obligations set forth in Section 1 with respect to such substitute Designee shall apply.

3.
The Company’s obligations to have any Designee elected to the Board or nominate any Designee for election as a director at any meeting of the Company’s stockholders, as applicable, shall in each case be subject to such Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law, stock exchange rules regarding service as a director of the Company, and the Company’s corporate governance or other guidelines and director onboarding and membership requirements, in each case, that are generally applicable to all non-employee directors of the Company. The Investor will cause each Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board may reasonably request to determine the applicable Designee’s eligibility and qualification to serve as a director of the Board and otherwise comply with the corporate governance or other guidelines and director onboarding and membership requirements of the Company that are generally applicable to all non-employee directors of the Company.
4.
During the RA Director Designation Period, the Board shall undertake in good faith to consider whether to appoint a Designee as Chair of the Board. Upon the request of Investor to appoint a Designee as Chair of the Board, the Company will take all actions necessary or appropriate to as promptly as practicable call a special meeting of the Board to consider and vote upon such request.
5.
The Company will take all actions necessary or appropriate to cause the number of directors constituting the Board to be reduced to nine members (which would include the two Designees upon their election to the Board as set forth above) by September 30, 2025.
6.
The rights of the Investor to nominate any Designee to the Board pursuant to Section 1 and to have the Board consider in good faith whether to appoint a Designee to serve as Chair of the Board pursuant to Section 4 shall terminate when the Investor, together with its Affiliates, ceases to beneficially own, in the aggregate, shares of Common Stock (including shares of Common Stock issued or issuable upon conversion or exercise of the Securities without regard to any limitation on conversion or exercise therein) that represent at least fifty percent (50%) of the shares of Common Stock (including shares of Common Stock issued or issuable upon conversion or exercise of the Securities without regard to any limitation on conversion or exercise therein) purchased by the Investor pursuant to the Purchase Agreement (as adjusted for stock splits, recapitalizations and other similar events) (such period, the “RA Director Designation Period”).
7.
This Letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and the Investor. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party, and any assignment without such consent shall be null and void.
8.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Board Designation Side Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SAB Biotherapeutics, Inc.

By: /s/ Samuel J. Reich

Name: Samuel J. Reich

Title: Chief Executive Officer

RA CAPITAL HEALTHCARE FUND L.P.

By: RA Capital Healthcare Fund GP, LLC
Its General Partner

By: /s/ Rajeev Shah

Name: Rajeev Shah

Title: Manager